Notice of Withdrawal

of Auction Preferred Shares

of

THE DENALI FUND INC.

Previously Tendered
Pursuant to the Offer to Purchase Dated May 18, 2010

The Withdrawal Deadline is 5:00 P.M., Eastern Time, on June 16, 2010, Unless Extended

This Notice of Withdrawal is Submitted to:

 THE COLBENT CORPORATION

BY FIRST CLASS MAIL ONLY:
The Colbent Corporation for
The Denali Fund Inc. Tender Offer
Att: Corporate Actions
PO Box 859208
Braintree, MA 02185-9208

BY OVERNIGHT DELIVERY:
The Colbent Corporation for
The Denali Fund Inc. Tender Offer
Att: Corporate Actions
161 Bay State Road
Braintree, MA 02184

Instructions for Withdrawal

If you tendered to The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 400 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share, for a per-share purchase amount of $18,750 or 75% of the liquidation preference, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 18, 2010 and a related Letter of Transmittal (which together constitute the "Offer"), and you wish to withdraw your APS Shares, please fill out the attached Notice of Withdrawal.

1.
Withdrawal. If you have tendered your APS Shares pursuant to the Offer, you may withdraw your APS Shares previously tendered by completing, executing and sending the attached "Notice of Withdrawal" to any one of the addresses set forth on the first page of the Notice of Withdrawal.

2.
Delivery of Notice of Withdrawal. The Colbent Corporation (the "Depositary") must receive the Notice of Withdrawal prior to 5:00 P.M., Eastern Time, on June 16, 2010 (the "Expiration Date") which is the expiration date of the Offer. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Holder of APS Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

3.
Procedures and Signature Guarantee. The notice of withdrawal must specify the name of the Fund, the name of the person who tendered the APS Shares to be withdrawn and the number of APS Shares to be withdrawn and the name of the registered holder of APS Shares, if different from that of the person who tendered such APS Shares. If the APS Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of APS Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such APS Shares. In addition, such notice must specify the name and number of the account at The Depository Trust Company (the Book-Entry Transfer Facility) to be credited with the withdrawn APS Shares. An "Eligible Institution" is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).

Description of APS Shares Tendered

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)

Number of APS Shares Tendered*                                         ___________________________

___________________________

___________________________

___________________________

___________________________

___________________________

___________________________

(Attach additional list if necessary)

*	Unless otherwise indicated, it will be assumed that all APS Shares held in the name(s) of the registered holder(s) will be tendered.

This Notice of Withdrawal is to be completed if you tendered APS Shares (as defined below) in connection with the offer by The Denali Fund Inc., a Maryland corporation, to purchase for cash up to 400 of its outstanding Series A auction preferred shares, par value $0.0001 per share ("APS Shares"), with a liquidation preference of $25,000 per share.

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CHECK HERE IF YOUR APS SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name of Fund:  The Denali Fund Inc.

Name(s) of Registered Holder(s):

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

The names and addresses of the registered holders should be printed, if not already printed above, exactly as they appear on the certificates representing APS Shares withdrawn hereby. The certificates and number of APS Shares that the undersigned wishes to withdraw should be indicated in the appropriate boxes.

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund: The Denali Fund Inc.

Signature(s) of Owner(s):

Date:  __________________, 2010

Printed Names:

Capacity:

Address:

Guarantee of Signature(s)
(Required if APS Shares have been delivered to the Depositary)
[For use by financial institutions only. Place medallion
guarantee in space below.]